UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2018 (August 29, 2018)

HERTZ GLOBAL HOLDINGS, INC.
THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-37665	61-1770902
DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

8501 Williams Road
Estero, Florida 33928
8501 Williams Road
Estero, Florida 33928
(Address of principal executive offices, including zip code)

(239) 301-7000
(239) 301-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Thomas C. Kennedy Separation Agreement

On August 20, 2018, Thomas C. Kennedy resigned as Chief Financial Officer of Hertz Global Holdings, Inc. (“HGH”) and The Hertz Corporation (“Hertz” and, together with HGH, the “Companies”).

In connection with Mr. Kennedy’s resignation, Mr. Kennedy and the Companies entered into a separation agreement (the “Separation Agreement”) dated as of August 29, 2018. Pursuant to the Separation Agreement, Mr. Kennedy will be eligible to receive compensation and benefits generally consistent with those payable upon a termination without cause under the Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the "Severance Plan"), including (a) a severance payment of $1,635,000, payable in equal installments over the 18-month period following his termination of employment, (b) eligibility for a prorated annual bonus in respect of 2018, the actual amount of which will be determined by the Compensation Committee of the Board of Directors based on actual performance for 2018, and (c) continued health and welfare insurance benefits for the 18-month period following his termination of employment.

In consideration for the promises and payments made by the Companies under the Separation Agreement, Mr. Kennedy has agreed to a general release of claims in favor of the Companies and their affiliates. Mr. Kennedy also reaffirmed his commitment to be bound by restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in the Severance Plan.

The foregoing summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Jamere Jackson Employment Arrangements

The Companies previously announced that Jamere Jackson will become Chief Financial Officer of the Companies effective as of September 10, 2018. Mr. Jackson will be employed by the Companies on an at will basis with an annual base salary of $775,000 and will be eligible to participate in the Hertz Global Holdings, Inc. Senior Executive Bonus Plan with a target award of 110% of base salary. In connection with his employment, Mr. Jackson will receive (i) a $1,029,000 cash award payable within 30 days of employment, (ii) a $250,000 cash award payable in March 2019, (iii) a time-vesting restricted stock unit grant of $1,128,000 which will vest one-third per year on the anniversary of the grant date assuming continued employment and (iv) a performance stock unit grant of $1,500,000 which will vest on the third anniversary of the grant date assuming continued employment and subject to attainment of applicable performance metrics, with the equity awards to be granted under the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”) on the first business day of the quarter following Mr. Jackson’s start date. The amount of the cash payment referenced in clause (i) was increased from the amount referenced in the Companies’ Current Report on Form 8-K filed on August 20, 2018 to cover additional transition expenses incurred by Mr. Jackson. The cash payments referenced in clauses (i) and (ii) are subject to repayment of (x) 100% of such amounts if Mr. Jackson terminates his employment or is terminated for cause by the Companies within twelve months of his start date or (y) 50% of such amounts if Mr. Jackson terminates his employment or is terminated for cause by the Companies between twelve and twenty-four months of his start date. Starting in 2019, Mr. Jackson will be eligible for an annual equity grant at a target amount of $2,000,000 pursuant to the Omnibus Plan, subject to approval by the Compensation Committees of the Companies. Mr. Jackson shall also be eligible for use of a Hertz service vehicle for personal and professional use, reimbursement of expenses related to relocation of Mr. Jackson’s primary residence through a vendor selected by the Companies and participation in other compensation and benefit programs available to executive officers of the Companies.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits: The following exhibit is filed herewith as part of this report:

Exhibit 10.1 Separation Agreement dated as of August 29, 2018 by and among Thomas C. Kennedy, Hertz Global Holdings, Inc. and The Hertz Corporation

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(each, a Registrant)

By:	/s/ Richard J. Frecker
Name:	Richard J. Frecker
Title:	Executive Vice President, General Counsel and Secretary
Date:  August 31, 2018